EXHIBIT 99.1

SENIOR MANAGEMENT SPECIAL BONUS AGREEMENT

This SENIOR MANAGEMENT SPECIAL BONUS AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined below) by and between Inland Retail Real Estate Trust, Inc., a Maryland corporation having its principal place of business in Oak Brook, Illinois (“Company”), and ________________________ (“Executive”).

RECITALS

A.            The Company is a real estate investment trust, as defined in Section 856 of the Code (as defined below), which owns, operates, develops and acquires primarily neighborhood retail centers and community centers in the eastern United States.

B.            Executive is currently employed by the Company in a senior executive position and is a party with the Company to a Senior Management Severance and Retention Agreement (“Retention Agreement”).

C.            The Company is in the process of evaluating certain transactions which could lead to a Change in Control (as defined in the Retention Agreement) and Executive’s participation in such process is important and material to the success of the process.

D.            The Company believes that in light of the additional demands being made on Executive in connection with the Company’s evaluation of certain potential transactions, Executive should be entitled to additional compensation whether or not a Change in Control occurs.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereby agree as follows:

AGREEMENT

1.             Special Bonus Payment. Subject to Section 2 below, provided that Executive is employed by the Company (or its successor following a Change in Control) on the Trigger Date, the Company shall pay the Bonus Amount to Executive in a single lump sum on the Payment Date.

2.             Additional Conditions. Notwithstanding Section 1 above, (i) in the event Executive dies or Executive’s employment is terminated by the Company due to Executive’s disability, the Company shall pay the Bonus Amount to Executive or his estate, as applicable, on the Payment Date (ii) in the event Executive’s employment is terminated by the Company following a Change in Control, Executive’s right to receive the Bonus Amount shall be subject to Executive providing the Company with all transition assistance reasonably requested by the Company during the ninety (90) day period following the Change in Control, and (iii) in no event shall Executive be entitled to the Bonus Amount in the event his employment is terminated for Cause. The transition assistance requested by the Company shall not interfere with any duties and responsibilities which Executive may have to his then current employer, but Executive shall not agree to any covenant with such employer that would preclude Executive from providing reasonable transition assistance.

3.             Withholding. The Company shall have the right to deduct and withhold from the Bonus Amount (i) any federal, state or local income, employment or other taxes required by law to be withheld by the Company with respect to such payment or any other payment or transfer made by the Company for the benefit of Executive or (ii) any amounts due to the Company from Executive.

4.             Definitions. When used in this Agreement and initially capitalized, the following terms shall have the meanings set forth below:

(a)           “Agreement Term” has the meaning given to such term in the Retention Agreement.

(b)           “Bonus Amount” means the amount set forth on Exhibit A hereto.

(c)           “Cause” has the meaning given to such term in the Retention Agreement.

(d)           “Change in Control” has the meaning given to such term in the Retention Agreement.

(e)           “Payment Date” means (i) if there is a Change in Control during the Agreement Term, ninety (90) days following the Change in Control or (ii) if no Change in Control occurs during the Agreement Term, ten (10) days after the end of the Agreement Term.

(f)            “Retention Agreement” has the meaning given to such term in the recitals.

(g)           “Trigger Date” means the earlier of the date a Change in Control occurs or the end of the Agreement Term.

5.             Confidentiality. Executive agrees that he will not disclose the terms of this Agreement to anyone other than his spouse and legal counsel, except as such disclosure may be required for legal, accounting or tax advice and reporting purposes.

6.             Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute; provided, however, that this arbitration provision shall not apply to claims by the Company seeking injunctive or other equitable relief. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

7.             Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois.

8.             Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

9.             Notice. Any notice provided for in this Agreement shall be in writing and shall be deemed given on the date it is delivered in person or sent via overnight delivery service with waiver of signature to the other party and addressed,

In the case of the Company, to:

Inland Retail Real Estate Trust, Inc.
400 South Dixie Highway, Suite 128
Boca Raton, FL 33432
Attn: Barry Lazarus
President and Chief Executive Officer

With a copy to:

Inland Retail Real Estate Trust, Inc.
2905 Butterfield Road
Oak Brook, IL 60523
Attn: General Counsel

And in the case of Executive, to:

____________________________

____________________________

____________________________

Or such other addresses as either party may designate by giving written notice of a change of address in the manner provided above. Notices given by personal delivery shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the courier. If notice is given to a business address, receipt by a receptionist or any other person employed at such business address shall be deemed to constitute actual delivery to the addressee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Date:	INLAND RETAIL REAL ESTATE TRUST, INC.

By:
Its:

Date: